UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): March 23, 2009

LANNETT COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-9036	23-0787699
State or other Jurisdiction	Commission	I.R.S. Employer
of Incorporation or Organization	File Number	Identification No.

9000 State Road, Philadelphia, PA 19136

Address of Principal Executive Offices and Zip Code

Registrant’s telephone number, including area code: (215) 333-9000

(Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(b)           Departure of Chief Financial Officer

Effective March 23, 2009, Brian Kearns, the Chief Financial Officer of the Company, delivered his resignation.  Mr. Kearns received separation payments consistent with certain provisions of his employment agreement with the Company, including 18 months base salary and a pro rated annual bonus payment payable upon his termination.

(c)           Appointment of Interim Chief Financial Officer

Effective March 23, 2009, Keith R. Ruck has been appointed and will assume the duties as the Company’s Interim Chief Financial Officer. Mr. Ruck has been the Company’s Corporate Controller.

Keith R. Ruck, 47, joined the Company in September 2008 as Corporate Controller.  Prior to joining the Company, Mr. Ruck served as the Corporate Controller of Optium Corporation, a publicly-traded telecommunications and cable TV optical equipment manufacturer, from 2007 through 2008.  Prior to joining Optium, Mr. Ruck was Vice President of Finance and General Manager, Builder Division for MAAX KSD Corporation, a retail products manufacturing company from 2000 through 2007.  Mr. Ruck also held the position of Vice President, Finance and Chief Financial Officer with Total Containment, Inc., a publicly-traded fluid containment system manufacturer from 1998 through 2000.  Prior to that, Mr. Ruck held several financial management positions during his tenure with InterDigital Communications Corporation, Centocor Inc. and MEDIQ Inc., all publicly-traded companies.  Mr. Ruck holds a Bachelor of Science degree in Accounting from LaSalle University, a Master of Business Administration in Finance degree from LaSalle University and is a licensed, certified public accountant in the Commonwealth of Pennsylvania.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)        Exhibits

99.1      March 26, 2009 Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LANNETT COMPANY, INC

	By:	/s/	Arthur Bedrosian
President and Chief Executive Officer

Date: March 26, 2009

EXHIBIT INDEX

Exhibit:	Description:

99.1	March 26, 2009 Press Release